Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No.2 to the Registration Statement on Form F-3 (No.333-212007) of our report dated April 29, 2016, relating to the financial statements and financial statement schedule of LightInTheBox Holding Co., Ltd., its subsidiaries, its variable interest entities (the “VIEs”) and its VIEs’ subsidiary (collectively the “Group”) appearing in the Annual Report on Form 20-F of LightInTheBox Holding Co., Ltd. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
September 2, 2016